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Strongbridge Biopharma plc

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Strongbridge Biopharma plc 2020 Annual General Meeting May 14, 2020

We Value Your Support at Our 2020 Annual General Meeting • Our 2020 Annual General Meeting is on May 14, 2020. Our Board of Directors recommends that you vote "FOR" each of the nominees in Proposal 1 and "FOR" each of the other proposals. This document contains information on Proposals 3, 4 and 5, which are fundamental to our business. Your vote is important, no matter how many or how few shares you may own. Please help us avoid the expense of further solicitation by voting today. Votes submitted online, by telephone or by mail must be received by 5:00 p.m. Eastern Time, May 13, 2020. If you require any assistance in voting your shares or have any other questions, please call Alliance Advisors, our proxy solicitor, at (833) 786-6488 (toll free in the US) or +1 973-547-3549 from anywhere. • • • • • 2 Proposal 1: Election of Directors – Require plurality vote Proposal 2: Ratify the Selection of EY as Independent Registered Public Accounting Firm and Authorize the board of directors to determine EY’s remuneration – Requires majority of votes cast Proposal 3: Renew Existing Share-Issuance Allotment Authority - Requires majority of votes cast (see slides 3-7) Proposal 4: Renew Existing Pre-Emption Opt-Out Authority - Requires 75% of votes cast (see slides 3-7) Proposal 5: Adjournment to Solicit Additional Proxies if Proposal 4 Is Not Approved - Requires majority of votes cast (see slide 8)

Background on Share Issuance Proposals (Proposals 3 and 4) – We are incorporated in Ireland – but we are listed exclusively on the Nasdaq exchange and we file all reports with the SEC as a U.S. domestic issuer Because we are incorporated in Ireland and listed in the U.S. on the Nasdaq - we must comply with Irish law AND the requirements of Nasdaq and the SEC: – • Irish law provides that: 1) our directors must have specific authority from shareholders to issue shares (“share issuance authority”); and 2) where shares are to be issued for cash, the company must first offer those shares to existing shareholders on a pro-rata basis (“statutory pre-emption right”) - unless shareholders approve otherwise – Our current share issuance authority and our authority to “dis-apply” statutory pre-emption rights have been in place since 2015 and are due to expire in August 2020 unless Proposals 3 and 4 are approved at our upcoming May 2020 AGM 3

Comparison Of Irish Law and Nasdaq Rules on Share Issuance Authority and Shareholder Pre-emption Proposals 3 and 4 renew these important exemptions for five years, giving our directors the authority to issue shares without first obtaining shareholder approval and to do so without first offering pre-emptive rights 4 Activity Nasdaq/SEC Rule Irish Law Share Issuance Authority Shareholder approval is generally required to issue MORE than 20% of outstanding shares Shareholder approval is generally required to issue ANY additional shares Shareholder pre-emption Companies CAN issue new shares without first offering the shares to existing stockholders on the same or more favorable terms Companies CANNOT issue new shares without first offering the shares to existing stockholders on the same or more favorable terms

Why You Should Vote “For” Proposals 3 and 4 as Keveyis,  Recorlev and veldoreotide. We rely on having the flexibility continued development and commercialization of these products and of our business and growth strategy. The ability to quickly raise and 5 Reason Explanation Fundamental to the way we intend to advance our business and growth strategy and increase shareholder value • Our business strategy requires capital to fund growth opportunities such to quickly take advantage of financing opportunities to support the product candidates. • Acquisitions and similar strategic transactions are an integral component deploy capital for strategic transactions is critical for us. • Without approval of Proposal 3 and 4 the company would be restricted in its ability to quickly raise capital by issuing our ordinary shares and pursuing potentially advantageous transactions.

Why You Should Vote “For” Proposals 3 and 4 greater flexibility than us to raise capital and pursue acquisitions and ability to continue to develop our product candidates and to execute on would have no limits on future share issuances. company under SEC rules 6 Reason Explanation Keep us on an equal footing with U.S. incorporated peer companies • If Proposals 3 and 4 are not approved, many of our peers would have similar transactions. These proposals are therefore fundamental to our our business and growth strategy without competitive disadvantage. • Shareholders in other Irish-domiciled biotechnology companies such as Horizon Therapeutics, Jazz Pharmaceuticals, and Alkermes plc have approved similar proposals in recent years Even with the approvals, Strongbridge must still follow Nasdaq/SEC rules governing share issuances • Shareholder approval of Proposals 3 and 4 would not mean that we • We are and will continue to be subject to all of the shareholder approval and other requirements that arise from our ordinary shares being listed on the Nasdaq exchange and our being a U.S. domestic reporting

We Have Used Equity Offerings in the Past to Advance Our Growth Strategy Our strategy has been to evolve the Company to become a biopharma company focused on the development and commercialization of therapies for rare diseases, which we have effected in part through acquisitions or similar transactions, including the following select transactions: ◼ – KEVEYIS PURCHASE: • the acquisition in December 2016 of the U.S. marketing rights to Keveyis, which was the first revenue-generating product of the company, allowing it to build a commercial infrastructure – MACRILEN PURCHASE: • the acquisition in January 2018 of the U.S. and Canadian marketing rights to Macrilen  (macimorelin), allowing the company to expand its commercial footprint into rare endocrinology – MACRILEN SALE: • the issuance of 5,242,000 ordinary shares to Novo Nordisk A/S in December 2018 in connection with the sale of marketing rights to Macrilen, which generated a significant financial return for the company We believe our ability to quickly complete capital-raising activities that supported these transactions would have been limited, and such activities would have been more expensive, if the Company was constrained by share issuance limitations and the requirement to first offer pre-emption rights ◼ 7

Why Proposal 5 is on the Agenda and Why You Should Vote "FOR" Proposal 5 Proposal 4 - to renew our directors' authority to issue shares for cash without first offering shares to existing shareholders is a special resolution under Irish law requiring an affirmative vote of 75% of the votes cast on the proposal. Given this high approval requirement, we propose to give the Chairman the ability to adjourn the meeting to solicit additional supportive votes if there are insufficient votes at the scheduled time of the meeting to approve Proposal 4. Proposal 5 would only allow adjournment to solicit additional supportive votes if there are insufficient votes to approve Proposal 4. If you support Proposal 4, we believe that a vote for Proposal 5 also warrants your support. ◼ ◼ ◼ ◼ 8

Strongbridge Biopharma plc 9